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Dear Shareholder,

I urgently need your assistance in voting for two important proposals regarding the Euro Pacific Funds.

I believe it is in the best interest of Fund shareholders, and the Board of Trustees of the Funds recommends, that shareholders vote “for” the following items:

One, to elect Champlain Investment Partners as sub-advisor to the EP Latin America Fund, EP China Fund and EP Emerging Markets Small Companies Fund.

Two, to merge the EP Latin America Fund and EP China Fund into the EP Emerging Markets Small Companies Fund.

Expected benefits of voting “for” each proposal:
•
The reorganization is not expected to result in the recognition of gain or loss by the Funds or their shareholders for federal income tax purposes.  In other words, the reorganization is not expected to be a taxable event.

•
The appointment of Champlain Investment Partners as sub-advisor would allow the same portfolio managers, Russell and Rick Hoss, to continue managing each Fund. Their firm was acquired by Champlain in June, and voting “for” this measure would allow them to continue to manage the Funds, with Euro Pacific as the Funds’ investment advisor.

•	The appointment of Champlain as the sub-advisor and the merger of the Funds would give the portfolio managers greater flexibility, focus and resources to manage the combined Fund.
•
The combination of the Funds would increase investment scope and potentially appeal to new investors, thereby increasing the chances of increasing Fund assets, which over time may result in lower fees for you as a shareholder.

It is important that you vote your shares.  If at least 50% of each Fund’s shares do not vote, the Funds’ management will change and shareholders will not receive any potential benefit of a combined emerging markets fund.  At this time, only 35% of each Fund’s shares has been voted, and the cutoff date for voting is November 5th.

Please vote your shares today! All that is required is a short phone call to the number below. The receptionist will have all of your information and can take your vote over the phone.

1-800-761-6532 (M-F, 9am – 10pm ET)

Best Regards,
Peter Schiff
President and CEO
Euro Pacific Capital

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